UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 29, 2017

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 29, 2017, in accordance with authority provided under the bylaws of Trinity Capital Corporation (the "Company") and its wholly-owned subsidiary, Los Alamos National Bank ("LANB"), the Boards of Directors of both the Company and LANB approved an increase in the size of both Boards of Directors from 10 to 11 and appointed Samuel T. "Tom" Hubbard, Jr. to serve as a director of both the Company and LANB, effective immediately.  Mr. Hubbard will serve as a Class II director until the 2020 annual meeting of shareholders.  Mr. Hubbard has been appointed to serve on the Audit Committee and Enterprise Risk Management Committee of the Company's Board of Directors.  In addition, Mr. Hubbard has been appointed to serve on the Bank Loan Committee of LANB's Board of Directors.  Effective January 1, 2018, Mr. Hubbard will become the Chairman of the Audit Committee of the Company's Board of Directors.
Mr. Hubbard currently serves as a director on the boards of Seneca Foods Corp., Second Street Brewery, Inc. and The Club at Las Campanas, and is an emeritus trustee of the Memorial Art Gallery of the University of Rochester.  He is a graduate of Denison University and holds an MBA from the University of Rochester with a concentration in Finance.
In connection with his appointment, Mr. Hubbard will receive the same director compensation described in the Company's 2017 proxy statement, on a pro rata basis.  Mr. Hubbard does not have any arrangements or understandings with any other person pursuant to which he was appointed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: November 30, 2017	By:	/s/ John S. Gulas
John S. Gulas President and Chief Executive Officer